OMNIBUS AGREEMENT
BY AND AMONG
WESTERN GAS PARTNERS, LP
WESTERN GAS HOLDINGS, LLC
AND
ANADARKO PETROLEUM CORPORATION

Table of Contents

ARTICLE I
Definitions
1.1 Definitions	1
ARTICLE II
Indemnification
2.1 Indemnification by Anadarko	5
2.2 Indemnification by the Partnership Entities	6
2.3 Limitations Regarding Indemnification	6
2.4 Indemnification Procedures	7
ARTICLE III
Reimbursement Obligations
3.1 Reimbursement for Allocated General and Administrative Expenses; Limitations on Reimbursement	8
3.2 Reimbursement for Publicly Traded Partnership Expenses	9
3.3 Reimbursement for Insurance	9
3.4 Reimbursement for Allocated Commitment Fee	9
3.5 Reimbursement Procedures	9
ARTICLE IV
Miscellaneous
4.1 Accuracy of Recitals	10
4.2 Choice of Law; Submission to Jurisdiction	10
4.3 Notices	10
4.4 Further Assurances	10
4.5 Agreement	11
4.6 Termination	11
4.7 Effect of Waiver or Consent	11
4.8 Amendment or Modification	11
4.9 Assignment; Third-Party Beneficiaries	11
4.10 Counterparts	11
4.11 Severability	11
4.12 Interpretation	12
4.13 Titles and Headings	12
4.14 Relationship of the Parties	12
4.15 Binding Effect	12
4.16 Time of the Essence	12
4.17 Delay or Partial Exercise Not Waiver	12
4.18 Withholding or Granting of Consent	12
4.19 Laws and Regulations	13
4.20 Negation of Rights of Limited Partners, Assignees and Third Parties	13
4.21 No Recourse Against Officers or Directors	13
4.22 Signatories Duly Authorized	13
4.23 Incorporation of Exhibits by References	13
 i

OMNIBUS AGREEMENT
     This Omnibus Agreement (“Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein), and is by and among Western Gas Partners, LP, a Delaware limited partnership (the “Partnership”), Western Gas Holdings, LLC, a Delaware limited liability company (“General Partner”), and Anadarko Petroleum Corporation, a Delaware corporation (“Anadarko”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
R E C I T A L S:
     The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II and Article III of this Agreement, with respect to certain indemnification and reimbursement obligations of the Parties.
     In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
Definitions
     1.1 Definitions. (a) Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.
     (b) As used in this Agreement, the following terms shall have the respective meanings set forth below:
     “Affiliate” means, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with such Person, (b) any Person owning or controlling fifty percent (50%) or more of the voting interests of such Person, (c) any officer or director of such Person, or (d) any Person who is the officer, director, trustee, or holder of fifty percent (50%) or more of the voting interest of any Person described in clauses (a) through (c). For purposes of this definition, the term “controls,” “is controlled by” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.
     “Anadarko” is defined in the preamble to this Agreement.
     “Anadarko Entities” means Anadarko and any other Person controlled by Anadarko other than the Partnership Entities. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise.

     “Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (ii) the dissolution or liquidation of the Applicable Person; (iii) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (B) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (iv) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) other than Anadarko or any Affiliate of Anadarko becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, other than in a merger or consolidation which would not constitute a Change of Control under clause (iii) above.
     “Closing Date” means the date of the closing of the initial public offering of Common Units.
     “Covered Environmental Losses” means all Environmental Losses by reason of or arising out of any violation, event, circumstance, action, omission or condition associated with the operation of the Partnership Assets occurring on or before the Closing Date, but only to the extent such violation, event circumstance, action, omission or condition occurs on or before the Closing Date.
     “Credit Agreement” means that certain Revolving Credit Agreement, dated as of March 4, 2008, by and among Anadarko Petroleum Corporation, Western Gas Partners, LP, JP Morgan Chase Bank, N.A., The Royal Bank of Scotland, PLC, BNP Paribas, Bank of America, N.A., BMO Capital Markets Financing, Inc., The Bank of Tokyo-Mitsubishi UFJ, LTD., and each of the Lenders named therein.
     “CP Index” is defined in Section 3.1(c).
     “Environmental Activity” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup or abatement that is required or necessary under any applicable Environmental Law, including, without limitation, institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.

     “Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (i) pollution or protection of the environment or natural resources, (ii) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances or (iii) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substances; including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Federal Hazardous Materials Transportation Law, the Occupational Safety and Health Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act and other environmental conservation and protection laws, each as amended through the Closing Date.
     “Environmental Losses” means all Losses (including, without limitation, the costs and expenses of any Environmental Activity or of any environmental or toxic tort pre-trial, trial or appellate legal or litigation work), by reason of or arising out of:
     (i) any violation of or cost to correct a of violation of any Environmental Laws;
     (ii) any Environmental Activity to address a Release of Hazardous Substances; or
     (iii) any event, omission or condition associated with ownership or operation of the Partnership Assets that results in a violation of any Environmental Law (including, without limitation, the exposure to or presence of Hazardous Substances on, under, about or migrating to or from the Partnership Assets or the exposure to or Release of Hazardous Substances arising out of operation of the Partnership Assets at non-Partnership Asset locations).
     “Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “G&A Expenses Limit” is defined in Section 3.1(c).
     “General Partner” is defined in the preamble to this Agreement.
     “Hazardous Substance” means (i) any substance that is designated, defined or classified under any Environmental Law as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (ii) oil as defined in the Oil Pollution Act of 1990, as amended, including, without limitation, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products and (iii) radioactive materials, asbestos containing materials or polychlorinated biphenyls.

     “Indemnified Party” means each Person entitled to indemnification in accordance with Article II.
     “Indemnifying Party” means each Person from whom indemnification may be required in accordance with Article II.
     “Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, sanctions, costs and expenses (including, without limitation, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character.
     “Partnership” is defined in the preamble to this Agreement.
     “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement. An amendment or modification to the Partnership Agreement subsequent to the Closing Date shall be given effect for the purposes of this Agreement only if it has received the approval of the Special Committee that would be required, if any, pursuant to Section 4.8 hereof if such amendment or modification were an amendment or modification of this Agreement.
     “Partnership Assets” means the gathering pipelines, compressors, treating facilities, transportation pipelines or related equipment or assets, or portions thereof, conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred to any member of the Partnership Group, or owned by, leased by or necessary for the operation of the business, properties or assets of any member of the Partnership Group, prior to or as of the Closing Date.
     “Partnership Entities” means the General Partner and each member of the Partnership Group.
     “Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.
     “Partnership Group Member” means any member of the Partnership Group.
     “Party” and “Parties” are defined in the preamble to this Agreement.
     “Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.
     “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.
     “Services” is defined in Section 3.1(a).

     “Subsidiary” means, with respect to any Person, (i) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (ii) a partnership (whether general or limited) in which more than 50% of the partnership interests (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (iii) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (A) at least a majority ownership interest or (B) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
     “Voting Securities” means securities of any class of a Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.
ARTICLE II
Indemnification
     2.1 Indemnification by Anadarko
          (a) Environmental Indemnification. Subject to the provisions of Section 2.3 and Section 2.4, Anadarko shall indemnify, defend and hold harmless the Partnership Entities from and against any Covered Environmental Losses suffered or incurred by the Partnership Entities and arising from or relating to the Partnership Assets for a period of three (3) years from the Closing Date.
          (b) Additional Indemnification. Subject to the provisions of Section 2.3 and Section 2.4, Anadarko shall indemnify, defend and hold harmless the Partnership Entities from and against any Losses suffered or incurred by the Partnership Entities by reason of or arising from:
(i)	the failure of the Partnership Entities to be the owner of valid and indefeasible easement rights, leasehold and/or fee ownership interests in and to the lands on which are located any Partnership Assets, and such failure renders the Partnership Entities liable to a third party or unable to use or operate the Partnership Assets in substantially the same manner that the Partnership Assets were used and operated by the Anadarko Entities immediately prior to the Closing Date;

(ii)	the failure of the Partnership Entities to have on the Closing Date any consent or governmental permit necessary to allow (A) the transfer of any of the Partnership Assets to the Partnership Group on the Closing Date or (B) the Partnership Entities to use or operate the Partnership Assets in substantially the same manner that the Partnership Assets were used and operated by the Anadarko Entities immediately prior to the Closing Date;

(iii)	all federal, state and local income tax liabilities (A) attributable to the ownership or operation of the Partnership Assets prior to the Closing Date, (B) of the Anadarko Entities that may result from the consummation of the formation transactions for the Partnership Entities, (C) of the Partnership Entities that may arise after the Closing Date and which have been specifically assumed by Anadarko or (D) arising under Treasury Regulation Section 1.1502-6 and any similar provision of state, local or foreign applicable law, by contract, as successor or transferee or otherwise and which income tax is attributable to having been a member of any consolidated, combined or unitary group prior to the Closing Date;

(iv)	all liabilities, other than Covered Environmental Losses and other than liabilities incurred in the ordinary course of business conducted in compliance with applicable laws, that arise out of the Partnership Assets prior to the Closing Date; and

(v)	all liabilities attributable to any assets or liabilities retained by the Anadarko Entities;
provided, however, that, in the case of clauses (i), (ii) and (iv) above, such indemnification obligations shall survive for three (3) years from the Closing Date; and in the case of clauses (iii) and (v) above, such indemnification obligations shall survive until 12:01 a.m. of the first day after the expiration of any applicable statute of limitations.
     2.2 Indemnification by the Partnership Entities. In addition to and not in limitation of the indemnification provided under the Partnership Agreement, the Partnership Entities shall indemnify, defend and hold harmless the Anadarko Entities from and against any Losses (excluding Environmental Losses) suffered or incurred by the Anadarko Entities by reason of or arising out of events and conditions associated with the operation of the Partnership Assets and occurring on or after the Closing Date, unless in any such case indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7 of the Partnership Agreement.
     2.3 Limitations Regarding Indemnification.
          (a) Notwithstanding anything herein to the contrary, in no event shall the Indemnifying Party have any indemnification obligations under this Agreement for claims made as a result of additions to or modifications of Environmental Laws promulgated after the Closing Date.
          (b) Notwithstanding anything herein to the contrary, the liability of the Indemnifying Party for any indemnification obligations under this Agreement will be subject to reduction for (i) any insurance proceeds realized by the Indemnified Party with respect to the indemnified party and (ii) any amounts recovered by the Indemnified Party under contractual indemnities from third parties. The Partnership hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds and amounts recoverable under such contractual indemnities.

          (c) The liability of the Indemnifying Party for any indemnification obligations under this Agreement will be reduced by any amounts reserved or accrued for such Losses on the consolidated balance sheet of the Partnership Entities as of December 31, 2007.
     2.4 Indemnification Procedures.
          (a) The Indemnified Party agrees that within thirty (30) days after it becomes aware of facts giving rise to a claim for indemnification pursuant to this Article II, it will provide notice thereof in writing to the Indemnifying Party specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement). Notwithstanding the foregoing, the Indemnified Party’s failure to provide notice under this Section 2.4 will not relieve the Indemnifying Party from liability hereunder with respect to such matter except in the event and only to the extent that the Indemnifying Party is materially prejudiced by such failure or delay.
          (b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Article II, including, without limitation, the selection of counsel (provided that if such claim involves Covered Environmental Losses, such counsel shall be reasonably acceptable to the Indemnified Party), determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.
          (c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in this Article II, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 2.4, unless otherwise required by law or the listing standards of the New York Stock Exchange. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.
          (d) The indemnification obligations under this Article II shall continue with respect to any claim for indemnification pursuant to this Article II that is pending as of the end of the applicable survival period notwithstanding the expiration of such survival period.
ARTICLE III
Reimbursement Obligations
     3.1 Reimbursement for Allocated General and Administrative Expenses; Limitations on Reimbursement.
          (a) Anadarko hereby agrees to cause the Anadarko Entities to continue to provide the Partnership Entities with certain general and administrative services, such as legal, accounting, treasury, cash management, insurance, administrative and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, tax, marketing and midstream. These general and administrative services shall be substantially identical in nature and quality to the services of such type previously provided by the Anadarko Entities in connection with their management and operation of the Partnership Assets prior to their acquisition by the Partnership Group. In the event that the Partnership Group makes any acquisitions of assets or businesses from any of the Anadarko Entities during the first three years following the date of this Agreement, Anadarko will cause the Anadarko Entities to similarly provide general and administrative services that are substantially identical in nature and quality to the services of such type previously provided by the Anadarko Entities in connection with their management and operation of such assets or businesses prior to their acquisition by the Partnership Group. In addition, in the event that the Partnership Group makes any acquisition of assets or businesses from any third party during the first three years following the date of this Agreement, Anadarko will cause the Anadarko Entities to provide general and administrative services that are substantially identical in nature and quality to the services of such type previously provided by the Anadarko Entities in connection with their management and operation of similar assets or businesses.
          (b) Subject to the provisions of Section 3.1(c) below, the Partnership Group hereby agrees to reimburse Anadarko for all cash expenses and expenditures that the Anadarko Entities incur or payments they make on behalf of the Partnership Entities for these general and administrative services provided for in Section 3.1(a).
          (c) Subject to the provisions of this Section 3.1(c), the amount for which Anadarko shall be entitled to reimbursement from the Partnership Entities pursuant to Section 3.1(b) for general and administrative expenses shall not exceed $6.0 million annually from the date of this Agreement through December 31, 2009 (the “G&A Expenses Limit”). On January 1, 2009, the G&A Expenses Limit shall be increased by the percentage increase in the Consumer Price Index – All Urban Consumers, U.S. City Average, Not Seasonally Adjusted (the “CP Index”). In making such adjustment, the G&A Expenses Limit shall be increased by the CP Index for the prior year period based on the most recent information available from the U.S. Department of Labor. If after the Closing the Partnership Group completes any acquisition of assets or businesses or the business of the Partnership Group otherwise expands from the date of this Agreement through December 31, 2009, then the G&A Expenses Limit shall be appropriately increased in order to account for adjustments in the nature and extent of the general and administrative services provided by the Anadarko Entities to the Partnership Entities, with any such increase in the G&A Expenses Limit (i) to remain in effect (subject to adjustment, if any, as provided in the immediately preceding sentence or for any subsequent acquisition(s)) for the period from the completion of any such acquisition through December 31, 2009 and (ii) to be subject to the prior approval of the Special Committee. After December 31, 2009, the G&A Expenses Limit will no longer apply and the General Partner will determine the amount of general and administrative expenses that will be properly allocated to the Partnership Group in accordance with the terms of the Partnership Agreement. The G&A Expenses Limit shall not apply to reimbursement for publicly traded partnership expenses of the Partnership Group as provided in Section 3.3 or the reimbursement of allocable commitment fees as provided in Section 3.4, including those publicly traded partnership expenses and allocable commitment fees incurred on or before the Closing Date by the Anadarko Entities on behalf of the Partnership Entities.
     3.2 Reimbursement for Publicly Traded Partnership Expenses.
          (a) The Partnership Entities hereby agree to reimburse Anadarko for all expenses and expenditures that the Anadarko Entities incur or payments that they make as a result of the Partnership becoming a publicly traded partnership, including (but not limited to) expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the New York Stock Exchange; independent auditor fees; legal fees; investor relations expenses; and registrar and transfer agent fees. Furthermore, the Partnership Entities agree to reimburse Anadarko for these expenses incurred on or before the Closing Date by the Anadarko Entities on behalf of the Partnership Entities.
          (b) The obligation of the Partnership Entities to reimburse Anadarko pursuant to this Section 3.2 shall not be subject to any monetary limitation, including the G&A Expenses Limit contained in Section 3.1.
     3.3 Reimbursement for Insurance. The Partnership Entities hereby agree to reimburse Anadarko for all expenses that the Anadarko Entities incur or payments that they make on behalf of the Partnership Entities for insurance coverage with respect to the Partnership Assets.
     3.4 Reimbursement for Allocated Commitment Fee. The Partnership Entities hereby agree to reimburse Anadarko for their allocable portion of commitment fees that Anadarko incurs or pays under the Credit Agreement equal to an annual amount of 0.11% of the Partnership’s committed and available borrowing capacity thereunder.
     3.5 Reimbursement Procedures. On or before the fifth business day of each month, Anadarko shall send an invoice to the General Partner for that amount of money associated with all expenses or expenditures incurred or payments made by the Anadarko Entities during the preceding month that are to be reimbursed by the Partnership Entities pursuant to Sections 3.1,

3.2, 3.3 and 3.4 hereof. Where it is not reasonably practicable to determine the cost of such an expense, expenditure or payment, Anadarko or the applicable Anadarko entity may make a good faith reasonable estimate of such expense, expenditure or payment (and provided that any such estimates, other than with respect to benefit load, are is “trued up” within 10 days of the end of each quarter based on the actual amount of the expenses, expenditures or payments in respect of which estimates were made in the immediately preceding quarter). Subject to the parenthetical clause in the immediately preceding sentence, the Partnership Entities shall accept any estimate or benefit load described in this paragraph, provided that such estimate is reasonable and made in good faith. The Partnership Entities shall pay such invoice, subject to any adjustment imposed by Section 3.1(c) hereof, within 30 days of receipt.
ARTICLE IV
Miscellaneous
     4.1 Accuracy of Recitals. The paragraphs contained in the recitals to this Agreement are incorporated in this Agreement by this reference, and the Parties to this Agreement acknowledge the accuracy thereof.
     4.2 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Houston, Texas.
     4.3 Notices. Any notice, demand, or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable courier, or by telecopier, and shall be deemed to have been duly given as of the date and time reflected on the delivery receipt if delivered personally or sent by reputable courier service, or on the automatic telecopier receipt if sent by telecopier, addressed as follows:
Anadarko Petroleum Corporation
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attn: General Counsel
Fax: 832-636-3214
Western Gas Holdings, LLC
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attn: President
Fax: 832-636-6001
A Party may change its address for the purposes of notices hereunder by giving notice to the other Party specifying such changed address in the manner specified in this Section 6.2.
     4.4 Further Assurances. The Parties agree to execute such additional instruments, agreements and documents, and to take such other actions, as may be necessary to effect the purposes of this Agreement.

     4.5 Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
     4.6 Termination. This Agreement, other than the provisions set forth in Article II hereof, shall terminate upon a Change of Control of the General Partner or the Partnership, other than any Change of Control of the General Partner or the Partnership that may be deemed to have occurred pursuant to clause (iv) of the definition of Change of Control solely as a result of a Change of Control of Anadarko. Notwithstanding any other provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Common Units held by the General Partner and its Affiliates are not voted in favor of such removal, this Agreement may immediately thereupon be terminated by Anadarko.
     4.7 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.
     4.8 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the Partnership may not, without the prior approval of the Special Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, will have an adverse effect on the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.
     4.9 Assignment; Third-Party Beneficiaries. No Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other Parties. Each of the Parties hereto specifically intends that each entity comprising the Anadarko Entities and the Partnership Entities, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity.
     4.10 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
     4.11 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     4.12 Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, in the case of Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (e) reference to any Section means such Section of this Agreement, and references in any Section or definition to any clause means such clause of such Section or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof; (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and (h) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.”
     4.13 Titles and Headings. Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
     4.14 Relationship of the Parties.
          (a) Nothing in this Agreement shall cause any of the Anadarko Entities or the Partnership Entities to become members of any other partnership, joint venture, association, syndicate or other entity. Nothing in this Agreement shall cause any Partnership Entity to be considered an Anadarko Entity, and vice versa.
          (b) For purposes of this Agreement, no Partnership Entity shall be deemed to be an Affiliate of the Anadarko Entities nor shall any Anadarko Entity be deemed to be an Affiliate of any the Partnership Entities.
     4.15 Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, the Parties and their respective successors, permitted assigns and legal representatives.
     4.16 Time of the Essence. Time is of the essence in the performance of this Agreement.
     4.17 Delay or Partial Exercise Not Waiver. No failure or delay on the part of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or any related document. The waiver by either Party of a breach of any provisions of this Agreement will not constitute a waiver of a similar breach in the future or of any other breach or nullify the effectiveness of such provision.
     4.18 Withholding or Granting of Consent. Unless otherwise provided in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.
     4.19 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.
     4.20 Negation of Rights of Limited Partners, Assignees and Third Parties. Except as set forth in Section 4.9, the provisions of this Agreement are enforceable solely by the Parties, and no limited partner, member, or assignee of Anadarko or the Partnership or other Person shall have the right, separate and apart from Anadarko or the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
     4.21 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of any Anadarko Entity or any Partnership Entity.
     4.22 Signatories Duly Authorized. Each of the signatories to this Agreement represents that he is duly authorized to execute this Agreement on behalf of the Party for which he is signing, and that such signature is sufficient to bind the Party purportedly represented.
     4.23 Incorporation of Exhibits by References. Any reference herein to any exhibit to this Agreement will incorporate it herein, as if it were set out in full in the text of this Agreement.
[Signature page follows]

     IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

WESTERN GAS PARTNERS, LP
By:	WESTERN GAS HOLDINGS, LLC,
its general partner

By:	/s/ Robert G. Gwin
	Name:	Robert G. Gwin
	Title:	President and Chief Executive Officer

WESTERN GAS HOLDINGS, LLC
By:	/s/ Robert G. Gwin
	Name:	Robert G. Gwin
	Title:	President and Chief Executive Officer

ANADARKO PETROLEUM CORPORATION
By:	/s/ James T. Hackett
	Name:	James T. Hackett
	Title:	Chairman, President and Chief Executive Officer

Signature Page to Omnibus Agreement